Exhibit 99

NEWS RELEASE

FOR IMMEDIATE RELEASE

Synalloy Reports Second Quarter 2016 Results:
Weak Economic Fundamentals Drive Depressed Sales and Profits - Lowered Expectations for Full Year 2016
Richmond, Virginia, August 9, 2016...Synalloy Corporation (Nasdaq:SYNL), today announced net sales for the second quarter of 2016 of $34.9 million. This represents a decrease of $15.3 million or 30% when compared to net sales for the second quarter of 2015. Net sales for the first six months of 2016 were $71.2 million, down $30.6 million or 30% from 2015.
For the second quarter of 2016 the Company recorded a net loss from continuing operations of $1.6 million, or $0.18 per share. This compares to net earnings from continuing operations of $2.5 million, or $0.28 per share for second quarter 2015. For the first six months of 2016, the net loss from continuing operations totaled $3.0 million, or $0.34 per share. This compares to net earnings from continuing operations of $6.1 million, or $0.70 per share for the first six months of 2015.
The Company’s performance utilizing its two standard non-GAAP financial measures, Adjusted Net Income and Adjusted EBITDA, (as defined below), was as follows:

•
Adjusted Net Income for the second quarter of 2016 was $36,000, or $0.00 per share. This represents a 99% decline from the second quarter 2015 Adjusted Net Income of $3.4 million, or $0.38 per share. For the first six months of 2016, Adjusted Net Income was $0.3 million, or $0.03 per share, down 96% from Adjusted Net Income of $6.3 million, or $0.72 per share for the first six months of 2015.

•
Adjusted EBITDA for the second quarter of 2016 decreased $4.8 million or 68% to $2.2 million, or 6.3% of sales. This compares to Adjusted EBITDA of $7.0 million, or 13.9% of sales for the second quarter of 2015. For the first six months of 2016, Adjusted EBITDA was $4.8 million, or 6.8% of sales. This represents a decrease of $8.9 million or 65% when compared to 2015 results.

“Continued weakness in oil prices and general industrial activity levels have clearly had a negative impact on demand for all products during the first half of 2016,” said Craig Bram, president and CEO. “However, we have made important progress with completion of our heavy wall project and investment in other capital projects to expand productive capacity and improve efficiency. In spite of the challenging business environment we were able to make these investments over the last twelve months while simultaneously strengthening our balance sheet.”
Metals Segment
Metals Segment sales for the second quarter of 2016 totaled $22.1 million, a decrease of $11.9 million or 35% from the second quarter of 2015. Sales for the first six months of 2016 were $46.0 million, a decrease of $23.4 million or 34% from 2015. Sales were affected during the second quarter and first six months of 2016 by:

a)
Sales in prior year periods reflected stronger order shipments across all markets in early 2015, before the precipitous decline in oil prices occurred. Falling nickel prices also continued to weigh heavily on stainless steel pipe sales in 2016. In addition, average nickel prices were down 32% and 37% for the second quarter and first six months of 2016, respectively, when compared to the same periods of the prior year. Those two impacts drove most of the comparable declines, as heavy-wall, seamless carbon steel pipe and tube sales decreased 16.9% and 32.8% for the second quarter and first six months of 2016, respectively, and stainless steel pipe sales declined 44.1% and 38.4% for the same comparison periods.

b)
Storage tank sales decreased 1.5% for the second quarter of 2016 and decreased 14.5% for the first six months of 2016 when compared to the same periods for the prior year. However, the comparative decline was muted due to the late April, 2015 fire in the fiberglass tank production line that reduced second quarter 2015 volumes.

The Metals Segment's operating results from continuing operations decreased $4.4 million to a loss of $1.6 million for the second quarter of 2016 compared to a profit of $2.8 million for the second quarter of 2015. For the first six months of 2016, operating income from continuing operations for the Metals Segment decreased $8.3 million to a loss of $2.4 million for 2016 compared to operating income of $5.9 million for 2015. Current year operating income was affected by the following factors:

a)
Lost contribution margin due to lower volumes across all segments, as continued low oil and gas prices, as well as sustained lower levels of spending across all industrial classes, had an unfavorable effect on sales and profits for our storage tank and carbon pipe distribution facilities, as well as our stainless steel welded pipe markets.

b)
As a result of a continued low nickel prices during 2016, the Company experienced inventory nickel margin compression of approximately $1.5 million and $3.0 million for the second quarter and first half of 2016, respectively. This compares to inventory nickel margin compression of approximately $2.5 million and $3.5 million, respectively, for the same periods of 2015.

Specialty Chemicals Segment
Sales for the Specialty Chemicals Segment in the second quarter of 2016 were $12.8 million, representing a $3.4 million or 21% decrease from the same quarter of 2015. Sales for the full-year 2016 were $25.2 million, a decrease of $7.2 million or 22% from 2015. Sales were affected during the second quarter and first six months of 2016 by:
a) Lower sales due to in-sourcing of several products by customers who were able to absorb production due to weak demand for their other products, as well as delayed ramp up of several new products due primarily to customer scheduling; and
b) Lower selling prices per pound for oil based products. With the reduction in oil prices, the Segment's raw material costs decreased, which resulted in lower passed through material value as part of the billed selling prices.
Operating income for the second quarters of 2016 and 2015 was $1.3 million and $1.6 million, respectively, a decrease of $0.3 million or 19%. For the first six months, operating income was $2.5 million and $3.0 million for 2016 and 2015, respectively, a decrease of $0.5 million or 17%. The decrease in operating income for the quarter and first six months was directly related to the lower sales levels. Operating income as a percent of sales for the second quarter improved to 10.3% of sales for 2016 compared to 9.7% of sales for 2015. For the first six months, operating income as a percent of sales increased to 10.1% of sales for 2016 up from 9.3% of sales for 2015.
Other Items
Unallocated corporate expenses for the second quarter of 2016 increased $0.1 million to $1.3 million (3.8% of sales) compared to $1.2 million (2.4% of sales) for the second quarter of 2015. For the first six months, unallocated corporate expenses increased $0.4 million to $2.6 million (3.7% of sales) in 2016 up from $2.2 million (2.2% of sales) in 2015. The second quarter and six month increases resulted primarily from higher professional fees and personnel costs. These costs were almost completely offset by lower incentive based bonuses and additional corporate costs allocated to the manufacturing facilities.
Acquisition costs for 2015 mainly represent professional fees associated with the Specialty acquisition.
Interest expense for the second quarter of 2016 was $0.3 million compared to $0.3 million for the second quarter of 2015. For the six months, interest expense decreased to $0.5 million for 2016 compared to $0.7 million for 2015.
The change in fair value of the interest rate swap contracts increased unallocated expenses for the second quarter of 2016 by $0.1 million and decreased unallocated expenses by $0.2 million for the second quarter of 2015. For the first six months of 2016, unallocated expenses increased by $0.4 million for the change in fair value of the interest rate swap contracts, compared to a decrease of $0.01 million for the same period of 2015.
During March 2015, lower oil prices affected the demand for Palmer's storage tank and separator products. It was evident from reviewing March and April financial results that the third year operating results for Palmer would not meet the minimum earn-out levels. As a result, a $2.5 million favorable adjustment was recorded in the first six months of 2015 to eliminate the remaining balance of Palmer's earn-out liability.
Other income of $134,000 for the second quarter of 2015 represents life insurance proceeds received in excess of cash surrender value for a former officer of the Company.
The Company's effective tax rate was 25% and 23% for the second quarters of 2016 and 2015, respectively. For the first six months, the effective tax rate was 16% and 26% for 2016 and 2015, respectively. During 2016, state tax expense and permanent differences reduced the amount of tax benefit on the pre-tax loss. The effective tax rate for 2015 reflects the effect of the non-taxable earn-out adjustment.
The Company's cash balance increased $1.8 million from $0.4 million at the end of 2015 to $2.2 million as of June 30, 2016.
a) Net accounts receivable increased $0.9 million at June 30, 2016 when compared to the prior year end, which resulted from a 4% increase in sales for the last two months of the second quarter 2016 compared to the last two months of the fourth quarter 2015. Also, days sales outstanding, calculated using a three-month average basis, decreased 4 days to 50 days outstanding at the end of the second quarter 2016 from 54 days outstanding at the end of 2015;

b)
Net inventories decreased $4.3 million at June 30, 2016 as compared to year-end 2015. During the first six months of 2016, the company continued its initiative to lower inventory levels. In addition, the replacement costs of raw materials purchased during the first half of 2016 were lower than the average cost of inventory shipped during the period, resulting in lower investment in inventory on a dollar basis at the end of the second quarter. Inventory turns increased 5% from 1.89 turns at December 31, 2015, calculated on a three-month average basis, to 1.99 turns at June 30, 2016, primarily due to lower inventory levels;

c)
Accounts payable increased $2.2 million as of June 30, 2016 from the prior year-end. The increase was primarily due to the Company increasing accounts payable days outstanding to 60 days at quarter end;

d) During June 2016, the Company cancelled three whole-life insurance policies on prior officers of the Company which resulted in the receipt of $1.5 million for their cash surrender value. This resulted in other assets decreasing $1.5 million as of June 30, 2016 when compared to the prior year-end;
e) Accrued expenses decreased $3.0 million as of June 30, 2016 from the prior year-end due mainly to the $2.5 million payment made during June 2016 for the settlement of the Synalloy Fabrication, LLC (discontinued operation) lawsuit.

f)	Capital expenditures for the six months of 2016 were $1.7 million of which $0.7 million was for the Metals heavy wall pipe project at BRISMET; and
g) During the first six months of 2016, the Company repurchased 29,500 shares at a cost of $0.3 million.
The Company had $28.4 million of bank debt outstanding as of June 30, 2016. Covenants under the various debt agreements include maintaining a certain funded debt to EBITDA ratio, a minimum tangible net worth, a total liabilities to tangible net worth ratio, and a maximum amount of capital expenditures per year. The Company was in compliance with all debt covenants at June 30, 2016.
On December 31, 2015, the company elected to change its fiscal year from a 52-53 week year ending the Saturday nearest to December 31 to a calendar year ending December 31 effective with Fiscal year 2015. The Company made this change prospectively and did not adjust operating results for prior periods. The second quarter and first six months of 2015 ended on July 4, 2015 and the second quarter and first six months of 2016 ended on June 30, 2016. The change of month-end date had an insignificant effect on year over year financial statement comparability.
Outlook
Nickel and oil prices continue to weigh heavily on the performance of the Metals Segment. We have seen some recent improvement in both nickel prices and surcharges that the company receives on the sales of its products. Average nickel prices in Q2 were up 6.5% over Q1, and in July were up 13% over the end of Q2. Surcharges for 304 commodity pipe in Q2 were up 5.5% over Q1 and the current price for September is up 16% over the end of Q2. Even with the positive moves in nickel prices, the company has not experienced an increase in sales to our distribution customers. Project activity remains weak and we do not see any indication that will change in the second half of this year.
WTI prices showed some strength in the second quarter of 2016, closing the quarter at over $48 per barrel. Since that time prices have declined to the $41 level. We still believe that North American oil prices need to stabilize above $55 per barrel in order for demand for our storage tanks and carbon seamless pipe to return to normal levels.
The Chemical Segment pipeline of new products is slowly coming on line and we remain optimistic about the next several quarters.
For these reasons, we have downgraded our expectations for the second half of 2016, primarily related to the fact that underlying key economic drivers in the Metals Segment have not shown sustainable improvements. We are now projecting a full year 2016 net loss from continuing operations of $2.4 million, which will equate to adjusted EBITDA of approximately $11 million. For the Metals Segment the second half is projected at $4.1 million, or a 9% improvement to first half 2016 results. The Chemicals Segment is projected at $4.1 million of Adjusted EBITDA, or a 21% improvement to the first half of 2016 and essentially flat to prior projections.
Synalloy Corporation (Nasdaq: SYNL) is a growth oriented company that engages in a number of diverse business activities including the production of stainless steel pipe, fiberglass and steel storage tanks and specialty chemicals and the master distribution of seamless carbon pipe and tubing. For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.

Forward-Looking Statements
This earnings release includes and incorporates by reference "forward-looking statements" within the meaning of the federal securities laws. All statements that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "should," "anticipate," "hope," "optimistic," "plan," "outlook," "should," "could," "may" and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions; the impact of competitive products and pricing; product demand and acceptance risks; raw material and other increased costs; raw materials availability; employee relations; ability to maintain workforce by hiring trained employees; labor efficiencies; customer delays or difficulties in the production of products; new fracking regulations; a prolonged decrease in oil and nickel prices; unforeseen delays in completing the integrations of acquisitions; risks associated with mergers, acquisitions, dispositions and other expansion activities; financial stability of our customers; environmental issues; unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk; inability to comply with covenants and ratios required by our debt financing arrangements; ability to weather an economic downturn; loss of consumer or investor confidence and other risks detailed from time-to-time in the Company's Securities and Exchange Commission filings. The Company assumes no obligation to update the information included in this release.
Non-GAAP Financial Information
Statements included in this earnings release include non-GAAP (Generally Accepted Accounting Principles) measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures.
Adjusted Net Income and Adjusted Earnings per Share are non-GAAP measures and exclude discontinued operations, goodwill impairments, inventory price changes, inventory cost adjustments, aged inventory adjustment, stock option / grant costs, acquisition costs, shelf registration costs, earn-out adjustments, gain on excess death benefit, casualty insurance gain and retention costs from net income. They also utilize a constant effective tax rate to reflect tax neutral results.
Adjusted EBITDA is a non-GAAP measure and excludes discontinued operations, goodwill impairments, interest expense, change in fair value of interest rate swap, income taxes, depreciation, amortization, inventory price changes, inventory cost adjustments, aged inventory adjustment, stock option / grant costs, acquisition costs, shelf registration costs, earn-out adjustments, gain on excess death benefit, casualty insurance gain and retention costs from net income.
Management believes that these non-GAAP measures provide additional useful information to allow readers to compare the financial results between periods. Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results or financial condition as reported under GAAP.
Contact: Dennis Loughran at (804) 822-3266

SYNALLOY CORPORATION COMPARATIVE ANALYSIS

	THREE MONTHS ENDED		SIX MONTHS ENDED
(unaudited)	Jun 30, 2016	Jul 4, 2015	Jun 30, 2016	Jul 4, 2015

Net sales from continuing operations
Metals Segment	$22,079,000	$33,943,000	$46,041,000	$69,404,000
Specialty Chemicals Segment	12,828,000	16,220,000	25,178,000	32,408,000
	$34,907,000	$50,163,000	$71,219,000	$101,812,000
Operating (loss) income from continuing operations
Metals Segment operations	$(1,649,000)	$2,352,000	$(2,421,000)	$5,468,000
Business interruption proceeds	—	480,000	—	480,000
Total Metals Segment	(1,649,000)	2,832,000	(2,421,000)	5,948,000
Specialty Chemicals Segment	1,322,000	1,566,000	2,532,000	3,026,000
	(327,000)	4,398,000	111,000	8,974,000
Unallocated (income) expense
Corporate	1,330,000	1,222,000	2,622,000	2,228,000
Acquisition costs	75,000	5,000	75,000	445,000
Interest expense	268,000	321,000	549,000	698,000
Change in fair value of interest rate swap	98,000	(183,000)	392,000	(14,000)
Earn-out adjustments	—	—	—	(2,483,000)
Other income	—	(134,000)	—	(137,000)

Net (loss) income from continuing operations
before income taxes	(2,098,000)	3,167,000	(3,527,000)	8,237,000
(Benefit from) provision for income taxes	(515,000)	712,000	(577,000)	2,144,000

Net (loss) income from continuing operations	(1,583,000)	2,455,000	(2,950,000)	6,093,000
Loss from discontinued operations, net of tax (1)	(99,000)	—	(99,000)	—

Net (loss) income	$(1,682,000)	$2,455,000	$(3,049,000)	$6,093,000

Net (loss) income per common share from continuing operations
Basic	$(0.18)	$0.28	$(0.34)	$0.70
Diluted	$(0.18)	$0.28	$(0.34)	$0.70

Net loss per common share from discontinued operations
Basic	$(0.01)	$—	$(0.01)	$—
Diluted	$(0.01)	$—	$(0.01)	$—

Average shares outstanding
Basic	8,639,000	8,722,000	8,637,000	8,719,000
Diluted	8,639,000	8,735,000	8,637,000	8,735,000

Other data:
Adjusted EBITDA (2)	$2,207,000	$6,977,000	$4,829,000	$13,737,000
(1) On June 27, 2014, the Company completed the planned closure of the Bristol Fabrication unit of Synalloy Fabrication, LLC ("Bristol Fab") and on August 29, 2014, the Company completed the sale of all of the issued and outstanding membership interests of its wholly-owned subsidiary, Ram-Fab, LLC, a South Carolina limited liability company ("Ram-Fab"), to a subsidiary of Primoris Services Corporation. All non-recurring costs associated with these dispositions have been included as discontinued operations in the consolidated financial statements.
(2) The term Adjusted EBITDA (earnings before discontinued operations, goodwill impairment, interest, change in fair value of interest rate swap, income taxes, depreciation, amortization, inventory pricing change, inventory cost adjustment, aged inventory adjustment, acquisition costs, shelf registration costs, earn-out adjustments, eliminate manufacturing variance effect, gain on excess death benefit, other adjustments, stock option / grant costs and retention costs) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results to determine the value of a company based upon normalized periodic earnings. For a reconciliation of this non-GAAP measure to the most comparable GAAP equivalent, refer to the Reconciliation of Net Income to Adjusted EBITDA as shown on next page.

Reconciliation of Net (Loss) Income from Continuing Operations to Adjusted EBITDA

	THREE MONTHS ENDED		SIX MONTHS ENDED
(unaudited)	Jun 30, 2016	Jul 4, 2015	Jun 30, 2016	Jul 4, 2015

Consolidated
Net (loss) income from continuing operations	$(1,583,000)	$2,455,000	$(2,950,000)	$6,093,000
Adjustments:
Interest expense	268,000	321,000	549,000	698,000
Change in fair value of interest rate swap	98,000	(183,000)	392,000	(14,000)
Income taxes	(515,000)	712,000	(577,000)	2,144,000
Depreciation	1,172,000	1,194,000	2,280,000	2,388,000
Amortization	615,000	569,000	1,229,000	1,139,000
Inventory pricing change	2,178,000	2,322,000	4,302,000	3,117,000
Inventory cost adjustment	(709,000)	127,000	(1,675,000)	172,000
Aged inventory adjustment	—	(580,000)	—	(190,000)
Acquisition costs	75,000	5,000	75,000	445,000
Shelf registration costs	122,000	6,000	141,000	16,000
Earn-out adjustments	—	—	—	(2,483,000)
Eliminate manufacturing variance effect	361,000	—	680,000	—
Gain on excess death benefit	—	(134,000)	—	(134,000)
Other adjustments	—	—	125,000	—
Stock option / grant costs	91,000	129,000	189,000	271,000
Retention expense	34,000	34,000	69,000	75,000

Adjusted EBITDA	$2,207,000	$6,977,000	$4,829,000	$13,737,000
% sales	6.3%	13.9%	6.8%	13.5%

Metals Segment
Operating (loss) income from continuing operations	$(1,649,000)	$2,832,000	$(2,421,000)	$5,948,000
Adjustments:
Depreciation expense	752,000	770,000	1,445,000	1,542,000
Amortization expense	609,000	564,000	1,218,000	1,128,000
Inventory pricing change	2,178,000	2,322,000	4,302,000	3,117,000
Inventory cost adjustments	(709,000)	127,000	(1,675,000)	172,000
Aged inventory adjustment	—	(580,000)	—	(190,000)
Eliminate manufacturing variance effect	361,000	—	680,000	—
Other adjustments	—	—	51,000	—
Stock option / grant costs	32,000	32,000	63,000	63,000
Retention expense	34,000	34,000	69,000	75,000

Metals Segment Adjusted EBITDA	$1,608,000	$6,101,000	$3,732,000	$11,855,000
% segment sales	7.3%	18.0%	8.1%	17.1%

Specialty Chemicals Segment
Operating income	$1,322,000	$1,566,000	$2,532,000	$3,026,000
Adjustments:
Depreciation expense	388,000	402,000	779,000	804,000
Amortization expense	6,000	5,000	11,000	11,000
Other adjustments	—	—	74,000	—
Stock option / grant costs	10,000	9,000	19,000	20,000

Specialty Chemicals Segment Adjusted EBITDA	$1,726,000	$1,982,000	$3,415,000	$3,861,000
% segment sales	13.5%	12.2%	13.6%	11.9%

Reconciliation of Net (Loss) Income and Earnings Per Share to
Adjusted Net Income and Adjusted Earnings per Share

	THREE MONTHS ENDED		SIX MONTHS ENDED
(unaudited)	Jun 30, 2016	Jul 4, 2015	Jun 30, 2016	Jul 4, 2015

(Loss) Income from continuing operations before
taxes, as reported	$(2,098,000)	$3,167,000	$(3,527,000)	$8,237,000

Adjustments:
Inventory pricing change	2,178,000	2,322,000	4,302,000	3,117,000
Inventory cost adjustment	(709,000)	127,000	(1,675,000)	172,000
Aged inventory adjustment	—	(580,000)	—	(190,000)
Acquisition costs	75,000	5,000	75,000	445,000
Shelf registration costs	122,000	6,000	141,000	16,000
Earn-out adjustments	—	—	—	(2,483,000)
Eliminate manufacturing variance effect	361,000	—	680,000	—
Gain on excess death benefit	—	(134,000)	—	(134,000)
Other adjustments	—	—	125,000	—
Stock option / grant costs	91,000	129,000	189,000	271,000
Retention expense	34,000	34,000	69,000	75,000

Adjusted income from continuing operations before
income taxes	54,000	5,076,000	379,000	9,526,000

Provision for income taxes at 34%	18,000	1,726,000	129,000	3,239,000

Adjusted net income from continuing operations	$36,000	$3,350,000	$250,000	$6,287,000

Average shares outstanding, as reported
Basic	8,639,000	8,722,000	8,637,000	8,719,000
Diluted	8,639,000	8,735,000	8,637,000	8,735,000

Adjusted net income from continuing operations
per common share
Basic	$0.00	$0.38	$0.03	$0.72
Diluted	$0.00	$0.38	$0.03	$0.72

Condensed Consolidated Balance Sheets
(unaudited)	Jun 30, 2016	Dec 31, 2015

Assets
Cash	$2,150,000	$391,000
Accounts receivable, net	18,810,000	17,946,000
Inventories	59,541,000	63,816,000
Sundry current assets	6,359,000	2,943,000
Total current assets	86,860,000	85,096,000

Property, plant and equipment, net	45,733,000	46,294,000
Goodwill	1,355,000	1,355,000
Intangible assets, net	13,527,000	14,746,000
Other assets	40,000	1,552,000

Total assets	$147,515,000	$149,043,000

Liabilities and Shareholders' Equity
Accounts payable	$14,491,000	$12,266,000
Accrued expenses and other current liabilities	6,975,000	9,993,000
Current portion of long-term debt	4,534,000	4,534,000
Total current liabilities	26,000,000	26,793,000

Long-term debt	23,914,000	23,410,000
Other long-term liabilities	5,235,000	3,686,000
Shareholders' equity	92,366,000	95,154,000

Total liabilities and shareholders' equity	$147,515,000	$149,043,000